Exhibit 10.3

Wausau Paper Corp.

2012 Cash Incentive Compensation Plan

For

Executive Officers

Executive officers are entitled to receive cash incentive compensation with respect to each fiscal year based on:

(1)

the level of achievement by the Company of targeted goals for adjusted earnings per share, as derived from targeted return on capital employed;

(2)

for executive officers with direct segment operating responsibility, achievement of targeted segment operating profit targets; and

(3)

the level of achievement of specified quantifiable bottom-line oriented targets and specific operational or strategic goals, including achievement of targets relating to (a) volume sales growth and product mix, (b) increases in operating efficiencies, (c) objectives for cost reduction or containment, (d) safety incident rates, and (e) cash generation resulting from the liquidation of the Company’s print & color franchise.

The following table sets forth, as a percentage of base salary, the maximum incentive compensation opportunity for the CEO, chief financial officer, and each of the other executive officers with segment operating responsibility.

			Segment		Individual
	Earnings Per Share(1)		Operating Profits(2)		Objectives(3)	Total
			Targeted
	Targeted	Max.	Range of	Max.	Max.	Max.
	Range of	% of	Operating	% of	% of	% of
	EPS	Salary	Profits	Salary	Salary	Salary

CEO	$.25–$.80	120%	–	–	30%	150%

Executive Vice President–Finance(4)	N/A	N/A	–	–	N/A	N/A

Senior Vice President, Tissue	$.25–$.80	25%	$ 30–55 M	50%	25%	100%

Senior Vice President, Paper	$.25–$.80	25%	$ 10–33 M	50%	25%	100%

(1) For purposes of this plan, “earnings per share” means earnings per share as reported in the Company’s audited financial statements, adjusted for extraordinary items (which may include, for example, facility closure charges, one-time expenses associated with certain major capital projects, or other similar items) as determined in the discretion of the Compensation Committee.  Incentive bonuses will be 0% of base salary if earnings are at the bottom of the targeted range of earnings per share and will increase on a pro rata basis to the officer’s maximum of percentage of base salary at the top of the targeted range.

(2) For purposes of this plan, “operating profits” means the segment operating profits as reported in connection with the Company’s audited financial statements adjusted for other extraordinary items (which may include, for example, facility closure charges, one-time expenses associated with certain major capital projects, or other similar items) as determined in the discretion of the Compensation Committee.  Incentive bonuses are 0% of base salary if operating profits are at the bottom of the targeted range for the officer’s respective operating segment’s targeted operating profit and increase on a pro rata basis to the officer’s maximum percentage of base salary at the top of the targeted range.

(3) Individual performance objectives are approved at the beginning of the year by the Compensation Committee.

(4) On December 19, 2011, Scott P. Doescher, Executive Vice President, Finance, notified the Company that he intended to resign effective February 28, 2012.  As a result, Mr. Doescher is not participating in the 2012 Cash Incentive Compensation Plan for Executive Officers.